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                                                              EXHIBIT 99.2(a)(2)

                     AMENDMENT TO THE DECLARATION OF TRUST
                                       OF
                         CONSECO STRATEGIC INCOME FUND

     THIS AMENDMENT TO DECLARATION OF TRUST of the Conseco Strategic Income Fund (the "Trust") was authorized by the Sole Trustee of the Trust by written consent on July 11, 1998.

                                  WITNESSETH:

     WHEREAS, the Sole Trustee established the Trust under the laws of the Commonwealth of Massachusetts for the investment and reinvestment of funds contributed thereto under a Declaration of Trust dated May 29, 1998 (the "Original Declaration of Trust"); and

     WHEREAS, the Trustees desire to make a permitted change to said Original Declaration of Trust as hereinafter provided;

     NOW, THEREFORE, BE IT RESOLVED THAT:

          The first sentence of the Original Declaration of Trust is hereby amended to delete the words "Conseco High Income Fund," and to insert in lieu thereof the words "Conseco Strategic Income Fund"


     IN WITNESS WHEREOF, the party hereto has executed and delivered this Amendment to Declaration of Trust as of the date first written above.


                                        /s/ Gregory J. Hahn
                                        -------------------------------
                                        Gregory J. Hahn
                                        Vice President and Sole Trustee